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                                                                   EXHIBIT 10.14

                             TAX PAYMENT BONUS PLAN
                                       FOR
                                   CURT HECKER

         THIS AGREEMENT is effective the 1st day of December, 2000, between INTERMOUNTAIN COMMUNITY BANCORP and its President and CEO, CURT HECKER.

                                    RECITALS

         A. As a result of CURT HECKER exercising stock options in April, 1999, he incurred significant capital gain tax and in order to satisfy the tax, CURT HECKER entered into a loan agreement with Pend Oreille Bank.

         B. Based upon CURT HECKER's performance as President and CEO of INTERMOUNTAIN COMMUNITY BANCORP, the Board of Directors has determined that it would be appropriate for the company to bonus CURT HECKER adequate funds to repay the principal amount of the capital gain tax over a five-year time frame.

         C. It is both CURT HECKER's and INTERMOUNTAIN COMMUNITY BANCORP's desire to transfer the loan from Pend Oreille Bank to Panhandle State Bank.

         WHEREFORE, BASED UPON THE FOREGOING RECITALS AND THE TERMS AND CONDITIONS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

         1. INTERMOUNTAIN COMMUNITY BANCORP shall pay to CURT HECKER, in the form of a bonus, the total sum of One Hundred Twenty Two Thousand Nine Hundred Thirty One and 51/100 Dollars ($122,931.51), which shall be paid in annual installments of twenty percent (20%) per year ($24,586.30), with the first payment due on or before December 20, 2000, and like annual payments due on or before the 20th day of December of each year until the final payment on December 20, 2004.

         2. The payments made pursuant to this agreement shall be subject to the standard withholding amounts.

         3. This agreement shall not be construed to create a guarantee of employment at INTERMOUNTAIN COMMUNITY BANCORP nor shall this agreement be implied as any contract agreement for continued employment.

         4. Twenty percent (20%) of the bonus will be paid, in cash, no later than December 20. The remaining bonus, although defined under this agreement, will not be considered earned until actually paid pursuant to this agreement. To qualify for each annual payment, CURT HECKER must still be a full-time employee on each payment date.

                  Any vested and unpaid bonus will be forfeited if CURT HECKER leaves the employment of the bank (1) by his own volition, or (2) is terminated for just cause. Under the

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following circumstances, CURT HECKER will become fully vested and will be entitled to be paid, in cash, the balance of the bonus amount upon the following events:

                  (a)      Death;

                  (b)      Permanent disability; or

                  (c) In the event more than fifty percent (50%) of the stock of the bank is sold or there has been a change of control as a result of a merger.

         5. The benefits contemplated by this agreement are hereby expressly declared to be nonassignable, and any such attempt at assignment shall be void and of no effort.

         6. CURT HECKER shall enter into an unsecured loan agreement with Panhandle State Bank in order to satisfy the full amount of the outstanding loan with Pend Oreille Bank. The bonus payments contemplated by this agreement shall be sued to serve the loan between Panhandle State Bank and CURT HECKER.

         7. This agreement shall be binding upon and enure to the benefit of the parties and their successors or assigns.

         The parties have executed this agreement this 4th day of January 2001.

INTERMOUNTAIN COMMUNITY BANCORP

  /s/ Jack Parker                             /s/ Curt Hecker
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JACK PARKER, Chairman                        CURT HECKER

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